Exhibit 99.1

Nanosphere, Inc.

4088 Commercial Avenue

Northbrook, IL 60062

NEWS

For Immediate Release

Nanosphere Announces Fourth Quarter and Full Year 2011 Results

NORTHBROOK, Ill., February 16, 2011 – Nanosphere, Inc. (NASDAQ: NSPH), a leader in the development and commercialization of advanced molecular diagnostics systems, today reported financial results for the fourth quarter and full year ended December 31, 2011.

Revenues for 2011 were $2.5 million compared to $2.0 million for 2010. Product sales increased from $1.4 million for fiscal 2010 to $2.4 million for fiscal 2011, driven by an increase in consumables revenue and system sales.

William Moffitt, Nanosphere’s president and chief executive officer said, “We shipped 30 systems to new customers during the fourth quarter demonstrating an inflection point has been reached in our business. The investments we have made in menu expansion, particularly in the microbiology market segment, have generated significant customer interest and demand.”

Costs and operating expenses decreased from $43.4 million in 2010 to $38.0 million in 2011, driven by a reduction in litigation defense and settlement expenses related to a patent dispute settled in 2010. Costs and operating expenses in the fourth quarter 2011 were $9.5 million compared to $10.0 million in the third quarter 2011.

Net loss for 2011 was $35.4 million as compared with $40.6 million in 2010. Net loss for the fourth quarter of 2011 was $8.6 million as compared with $7.4 million for the same period in 2010 and $9.5 million in the third quarter of 2011.

Cash flow in the fourth quarter and third quarter of 2011 was negative $7.6 million. Cash at December 31, 2011 was $39.3 million.

Conference Call Details

The company will hold a live conference call and webcast for investors on Thursday, February 16, 2012 at 10:00 A.M., Eastern Time. The teleconference can be accessed by dialing 888-713-4216 (U.S./Canada) or 617-213-4868 (international), participant code 64723995. The call will also be broadcast live over the Internet and can be accessed by interested parties at the Investor

Relations tab on the Nanosphere website: www.nanosphere.us. For interested individuals unable to join the call or webcast, a replay will be available through February 23, 2012 by dialing 888-286-8010 or for international calls 617-801-6888, pass code 40788890, or on the company’s website.

About Nanosphere, Inc.

Nanosphere develops, manufactures and markets an advanced molecular diagnostics platform, the Verigene® System, for direct genomic and ultra-sensitive protein detection. This easy to use and cost effective platform enables simple, low cost and highly sensitive genomic and protein testing on a single platform. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.

Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Investors:

Nanosphere, Inc.

Roger Moody, 847-400-9021

Chief Financial Officer

rmoody@nanosphere.us

or

Media

The Torrenzano Group

Ed Orgon, 212-681-1700

ed@torrenzano.com

Nanosphere, Inc.

Statements of Operations

(dollars and shares in thousands except per share data)

	September 30,	September 30,	September 30,
	Years Ended December 31,
	2011	2010	2009

REVENUE:

Product sales	$2,433	$1,416	$1,124
Grant and contract revenue	100	610	1,090

Total revenue	2,533	2,026	2,214
COSTS AND EXPENSES:
Cost of sales	1,820	2,597	2,175
Research and development	20,013	18,821	18,608
Sales, general, and administrative	16,154	22,007	14,472

Total costs and expenses	37,987	43,425	35,255

Loss from operations	(35,454)	(41,399)	(33,041)
OTHER INCOME (EXPENSE):
Foreign exchange gain (loss)	(13)	4	(4)
U.S. Treasury grant	—	978	—
Interest expense	—	(274)	(1,258)
Interest income	48	79	354

Total other income (expense)	35	787	(908)

NET LOSS	$(35,419)	$(40,612)	$(33,949)

Net loss per common share — basic and diluted	$(.94)	$(1.46)	$(1.46)
Weighted average number of common shares outstanding — basic and diluted	37,800	27,755	23,302

Nanosphere, Inc.

Balance Sheets

(dollars in thousands)

	September 30,	September 30,
	As of December 31,
	2011	2010
Cash and cash equivalents	$39,273	$39,628
Other current assets	3,434	3,299

Total current assets	42,707	42,927
Net property and equipment	4,522	5,142
Intangible assets — net of accumulated amortization	3,033	3,231
Other assets	75	75

Total assets	$50,337	$51,375

Total liabilities	4,728	6,851
Total stockholders’ equity	45,609	44,524

Total liabilities and stockholders’ equity	$50,337	$51,375